Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to The Medicines Company’s 2010 Employee Stock Purchase Plan of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of The Medicines Company and the effectiveness of internal control over financial reporting of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
MetroPark, New Jersey
June 30, 2010